Filed Pursuant to Rule 424(b)(2)
Registration No. 333-151206

CALCULATION OF REGISTRATION FEE

	Amount to be
	Registered/Proposed
	Maximum Offering
	Price per
	Unit/Proposed
Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee
5.95% Senior Notes due 2018	$300,000,000	$11,790.00

Prospectus supplement
(To prospectus dated May 28, 2008)

$300,000,000
5.95% Senior Notes due 2018

Hubbell Incorporated is offering $300,000,000 aggregate principal amount of 5.95% Senior Notes due 2018. Interest on the notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2008. The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. We may redeem all or part of the notes at any time prior to maturity at the redemption prices specified in this prospectus supplement. In the event of a Change of Control Triggering Event (as defined in this prospectus supplement), the holders of the notes may require us to purchase all or part of their notes at the purchase price specified in this prospectus supplement.

Investing in the notes involves risks that are described in the “Risk factors” section of this prospectus supplement beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public offering	Underwriting	Proceeds, before
	price(1)	discount	expenses

Per note	99.236%	0.650%	98.586%
Total	$297,708,000	$1,950,000	$295,758,000

(1)	Plus accrued interest, if any, from June 2, 2008.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., against payment in New York, New York on or about June 2, 2008.

JPMorgan	Morgan Stanley

Banc of America Securities LLC	HSBC

BNY Mellon Capital Markets, LLC	Wachovia Securities

May 28, 2008

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to the offering of the notes. This prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should review before investing in the notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before investing in the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any term sheet we authorize that supplements this prospectus supplement. We have not, and the underwriters have not, authorized any person to provide you with different information. If any person other than us provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “Hubbell,” “we,” “us” and “our” are to Hubbell Incorporated, a Connecticut corporation, and its consolidated subsidiaries. In the “Description of notes” section of this prospectus supplement, however, such references are to Hubbell Incorporated and not its consolidated subsidiaries.

Summary

This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement and accompanying prospectus carefully, including “Risk factors” and our consolidated financial statements and related notes and the documents incorporated by reference herein.

Hubbell Incorporated

Hubbell was founded as a proprietorship in 1888 and was incorporated in Connecticut in 1905. We are primarily engaged in the design, manufacture and sale of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. Products are either sourced complete, manufactured or assembled by subsidiaries in the United States, Canada, Switzerland, Puerto Rico, Mexico, Italy, the United Kingdom, Brazil and Australia. We also participate in joint ventures in Taiwan and the People’s Republic of China, and maintain sales offices in Singapore, the People’s Republic of China, Mexico, South Korea and the Middle East.

During the first quarter of 2008, we realigned our internal organization and operating segments. This reorganization included combining the electrical products business (included in our Electrical reporting segment) and the industrial technology business (previously a stand-alone reporting segment) into one business, as part of our Electrical reporting segment. As a result of this reorganization, our reporting segments now consist of the Electrical segment and the Power segment. Accordingly, our historical segment financial information and related disclosures have been revised to reflect our current internal structure. For more information, see our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2008, which is incorporated by reference herein.

Our Electrical segment (75%, 76% and 78% of consolidated revenues in 2007, 2006 and 2005, respectively) is comprised of businesses that sell stock and custom products including standard and special application wiring device products, rough-in electrical products and lighting fixtures and controls, and other electrical equipment. The products are typically used in and around industrial, commercial and institutional facilities by electrical contractors, maintenance personnel, electricians, and telecommunications companies. In addition, certain businesses design and manufacture a variety of high voltage test and measurement equipment, industrial controls and communication systems used in the commercial, industrial and telecommunications markets. Many of these products may also be found in the oil and gas (onshore and offshore) and mining industries. Certain lighting fixtures, wiring devices and electrical products also have residential applications. These products are primarily sold through electrical and industrial distributors, home centers, some retail and hardware outlets, and lighting showrooms. Special application products are sold primarily through wholesale distributors to contractors, industrial customers and OEMs. High voltage products are also sold direct to customers through its sales engineers.

Our Power segment (25%, 24% and 22% of consolidated revenues in 2007, 2006 and 2005, respectively) consists of operations that design and manufacture various transmission, distribution, substation and telecommunications products used by the utility industry. In addition, certain of these products are used in the civil construction and transportation industries.

Products are sold to distributors and directly to users such as electric utilities, mining operations, industrial firms, construction and engineering firms.

Hubbell Incorporated is a Connecticut corporation. Our principal executive offices are located at 584 Derby Milford Road, Orange, Connecticut 06477-4024. Our main telephone number is (203) 799-4100.

Our website is www.hubbell.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

Summary of the offering

The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see “Description of notes” in this prospectus supplement.

Issuer	Hubbell Incorporated.

Notes offered	$300,000,000 aggregate principal amount of 5.95% Senior Notes due 2018.

Maturity date	June 1, 2018.

Interest and payment dates	5.95% per annum, payable semi-annually in arrears in cash on June 1 and December 1 of each year, beginning December 1, 2008.

Ranking	The notes will rank:

• equal in right of payment to all of our other existing and future senior unsecured indebtedness (including, without limitation, indebtedness under our revolving credit facility and our 6.375% senior notes due 2012);

• senior in right of payment to all of our existing and future subordinated indebtedness; and

• effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations to the extent of the assets securing such obligations.

Optional redemption	We may redeem all or part of the notes at any time prior to maturity at the redemption prices described in this prospectus supplement. See “Description of notes—Optional redemption.”

Change of control triggering event	In the event of a Change of Control Triggering Event (as defined herein), the holders of the notes may require us to purchase all or part of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. See “Description of notes—Change of control offer.”

Covenants	The notes and related indenture do not contain any financial covenants. However, we will be subject to the covenants described under “Description of notes—Covenants.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $295.3 million after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repay approximately $260 million of outstanding commercial paper borrowings and the remainder for general corporate purposes, which may include acquisitions, distributions to our shareholders and repurchases of our securities.

DTC eligibility	The notes will be issued in fully registered book-entry form and will be represented by a permanent global note without interest coupons. The global note will be deposited with a custodian for and registered in the name of a nominee of The Depositary Trust Company (“DTC”), in New York, New York. Investors may elect to hold interests in the global note through DTC and its direct or indirect participants as described under “Description of notes—Book-entry procedures.”

Form and denomination	The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further issues	We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same interest rate, maturity, ranking and other terms as the notes offered hereby. Any such additional notes, together with the notes offered hereby, will be considered part of the same series of notes under the indenture.

No listing	The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Risk factors	See “Risk factors” and other information included or incorporated by reference in this prospectus supplement for a discussion of factors that you should carefully consider before deciding to invest in the notes.

Risk factors

Investors should carefully consider the following risk factors and the risk factors related to our business identified in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before acquiring any of the notes. The occurrence of any one or more of the following could materially and adversely affect your investment in the notes.

Risks relating to the notes

The notes are structurally subordinated, which may affect your ability to receive payments on the notes.

The notes are obligations of Hubbell and not its subsidiaries. We currently conduct a significant portion of our operations through our subsidiaries, and our subsidiaries have significant liabilities. In addition, we may, and in some cases have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, the obligations of our subsidiaries will increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds to meet our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes in cash at the redemption prices described in this prospectus supplement. However, we may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered notes would constitute an event of default under the indenture governing the notes, which would, in turn, constitute a default under our existing credit agreement and may constitute a default under agreements governing indebtedness incurred in the future. See “Description of notes—Change of control offer.”

The Change of Control offer provisions of the notes may not protect holders of the notes in the case of certain corporate transactions involving us.

The provisions of the notes relating to a Change of Control Triggering Event may not protect you from certain important corporate transactions, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of Hubbell. Even transactions involving a change in voting power or beneficial ownership of Hubbell may not involve a change that constitutes a Change of Control and, if not, will not constitute a Change of Control Triggering Event that would trigger our obligation to offer to repurchase the notes. In addition, our obligation to offer to purchase the notes is conditioned upon the occurrence of a Rating Event, as described in “Description of notes—Change of control offer.” If events occur that do not constitute a Change of Control Triggering Event, we will not be required to make an offer to purchase the notes, and you may be required to continue to hold your notes despite the occurrence of such events. See “Description of notes—Change of control offer.”

The limited covenants in the notes and the indenture may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If traded after their initial issuance, the notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We do not plan to list the notes on a securities exchange. We have been advised by underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time and without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon, among other facts, the number of holders of the notes, our results of operations and financial condition, the market for similar securities and the interest of securities dealers in making a market in the notes.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $295.3 million after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repay approximately $260 million of outstanding commercial paper borrowings and the remainder for general corporate purposes, which may include acquisitions, distributions to our shareholders and repurchases of our securities.

Our commercial paper borrowings bear interest at a floating rate (based on a margin over LIBOR) and have maturities of less than one year.

Capitalization

The following table sets forth our consolidated capitalization as of March 31, 2008 on an actual basis and an as adjusted basis to give effect to the offering of the notes and the use of proceeds therefrom. See “Use of proceeds.” This table should be read in conjunction with, and is qualified in its entirety by reference to, the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and related notes.

	Actual	As adjusted

	(amounts in millions, except share amounts)
Short-term debt
Commercial paper(1)	$243.5	$–

Total short-term debt	243.5	–

Long-term debt
6.375% senior notes due 2012	$200.0	$200.0
5.95% senior notes due 2018 offered hereby	–	300.0

Total long-term debt	200.0	500.0

Total debt	$443.5	$500.0

Shareholders’ equity
Common stock, par value $0.01
Class A—authorized 50,000,000, shares outstanding 7,300,000	$0.1	$0.1
Class B—authorized 150,000,000, shares outstanding 48,800,000	0.5	0.5
Additional paid-in capital	4.4	4.4
Retained earnings	992.6	992.6
Total accumulated other comprehensive income	32.2	32.2

Total shareholders’ equity	1,029.8	1,029.8

Total capitalization	$1,473.3	$1,529.8

(1) As of May 28, 2008, we had outstanding commercial paper borrowings of approximately $260 million.

Description of notes

The following description is a summary of the material provisions of the notes and the indenture under which the notes will be issued. This description does not purport to describe every provision of the notes or the indenture. You should review the indenture for a complete description of what we describe in summary form in this prospectus supplement. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. The indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are deemed a part and is available as indicated in the accompanying prospectus under the caption “Where You Can Find More Information.” Capitalized terms used but not defined in this description have the meanings specified in the indenture. In this section of this prospectus supplement, references to “we,” “our,” “us” and the “Company” are to Hubbell Incorporated and not its consolidated subsidiaries.

General

The notes will constitute a series of debt securities to be issued under the Indenture, dated September 15, 1995, between Hubbell Incorporated and The Bank of New York Trust Company, N.A. (as successor trustee to JPMorgan Chase Bank, N.A., The Chase Manhattan Bank and Chemical Bank), as supplemented by a Supplemental Indenture to be entered into between us and The Bank of New York Trust Company, N.A., as trustee (together, the “indenture”).

The aggregate principal amount of the notes initially will be $300,000,000. The notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 1, 2018. The notes will bear interest at the rate of 5.95% per annum from June 2, 2008.

Interest on the notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2008, to the persons in whose names the respective notes are registered at the close of business on the May 15 and November 15 preceding the respective interest payment dates. If any payment date is not a business day, then payment will be made on the next succeeding business day, but without any additional interest or other amount. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will not have the benefit of any sinking fund.

The notes will initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry procedures.” The notes will be issued in U.S. dollars and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further issues

We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). Any such additional notes will be consolidated with the notes offered hereby to form a single series of notes under the indenture.

Ranking

The notes will be our senior unsecured obligations and will rank equally and ratably with all of our other senior unsecured indebtedness. The notes will be effectively subordinated to all of our current and future secured debt.

The indenture does not limit the aggregate principal amount of debt securities that the Company may issue. The indenture does not contain any provisions that would limit the ability of the Company or its subsidiaries to incur indebtedness.

The Company conducts certain of its operations through its subsidiaries. As a result, the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations, including its obligations under the notes. In addition, the rights of the Company and its creditors, including the holders of the notes, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of its creditors except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary.

Payments and paying agents

We will pay principal (and premium, if any), interest and any other amounts due on the notes at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks or making wire transfers. We may also arrange for additional paying agent offices, and may change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We will notify you of changes in identities of the paying agents for the notes.

Optional redemption

The notes will be redeemable in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 30 basis points, plus accrued interest thereon to the redemption date.

Notice of any redemption will be mailed not less than 30 days and not more than 60 days prior to the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, from and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee by a method that the trustee deems to be fair and appropriate.

For purposes of the optional redemption provisions of the notes, the following definitions will be applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (a) each of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their successors; provided, however, that if either of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer and (b) two other Primary Treasury Dealers selected by us in good faith.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Change of control offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (a “Change of Control Payment Date”).

The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our subsidiaries’ assets, taken as a whole, to any person, other than us or one of our subsidiaries; provided, however, that none of the circumstances in this clause (a) will be a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(c) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(d) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(e) the adoption of a plan relating to the liquidation or dissolution of the Company

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

As used in this definition, the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of such Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means a decrease in the ratings of the notes below Investment Grade by at least two of the three Rating Agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the consummation of such Change of Control (which period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to any person or group or persons may be uncertain.

Covenants

We will not be restricted by the indenture from incurring indebtedness or other obligations, paying dividends or making distributions on our capital stock, or purchasing or redeeming our capital stock. The indenture also will not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Limitation on liens

The Company will not create or assume, and will not permit a Restricted Subsidiary to create or assume, otherwise than in favor of the Company or a Subsidiary, any mortgage, pledge or other lien or encumbrance upon any Principal Property or upon any stock of any Subsidiary or any indebtedness of any Subsidiary to the Company or such Restricted Subsidiary, whether now owned or hereafter acquired, without making effective provision whereby the notes will be secured by such mortgage, pledge or other lien or encumbrance equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any such other obligations and indebtedness will be so secured; provided, however, that the foregoing covenant will not be applicable to the following:

(a) (i) any mortgage, pledge or other lien or encumbrance on any such property existing on the date of the indenture or at the time a person owning a Principal Property becomes a Restricted Subsidiary; (ii) any mortgage, pledge or other lien or encumbrance on any such property now owned or hereafter acquired or constructed by the company or a Restricted Subsidiary, or on which property so owned or acquired or constructed is located, and created prior to, contemporaneously with or within 120 days after, such improvement or acquisition or construction or the commencement of commercial operation of such property, to secure or provide for the payment of any part of the cost of improvements or purchase or construction price of such property; (iii) the acquisition by the Company or a Restricted Subsidiary of any such property subject to any mortgage, pledge or other lien or encumbrance upon such property existing at the time of acquisition thereof, whether or not assumed by the Company or such Restricted Subsidiary; or (iv) any mortgage, pledge or other lien or encumbrance existing on the shares of stock or indebtedness of a person at the time such person becomes a Subsidiary; provided that, in the case of clause (i) of this paragraph (a), the lien of any such mortgage, pledge or other lien or encumbrance does not spread to cover other property and, in the case of clauses (ii) through (iv) of this paragraph (a), the lien of any such mortgage, pledge or other lien or encumbrance does not spread to property owned prior to such acquisition or construction or to other property thereafter acquired or constructed, in each case, other than improvements on such property or acquired or constructed property, as the case may be;

(b) any mortgage, pledge or other lien or encumbrance created for the sole purpose of extending, renewing or refunding any mortgage, pledge or other lien or encumbrance permitted by paragraph (a) of this covenant; provided, however, that the principal amount of indebtedness secured thereby will not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or refunding and that such extension, renewal or refunding mortgage, pledge or other lien or encumbrance will be limited to all or any part of the same property that secured the mortgage, pledge or other lien or encumbrance extended, renewed or refunded, or to other property of the Company or its Restricted Subsidiaries not subject to the limitations of this covenant;

(c) liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith, and against which an adequate reserve has been established; liens on any such property created in connection with pledges or deposits to secure public or statutory obligations or to secure performance in connection with bids or contracts; materialmen’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other like liens, or liens on any such property created in connection with deposits to obtain the release of such liens; liens on any such property created in connection with deposits to secure surety, stay, appeal or customs bonds; liens created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate proceedings; leases and liens, rights of reverter and other possessory rights of the lessor thereunder; zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or minor irregularities in the title thereto; and any other liens and encumbrances similar to those described in this paragraph (c), the existence of which does not, in the opinion of the Company, materially impair the use by the Company or a Restricted Subsidiary of the affected property in the operation of the business of the Company or a Restricted Subsidiary, or the value of such property for the purposes of such business;

(d) any contracts for production, research or development with or for the Government, directly or indirectly, providing for advance, partial or progress payments on such contracts and for a lien, paramount to all other liens, upon money advanced or paid pursuant to such contracts, or upon any material or supplies in connection with the performance of such contracts to secure such payments to the Government; and liens or other evidences of interest in favor of the Government, paramount to all other liens, on any equipment, tools, machinery, land or buildings hereafter constructed, installed or purchased by the Company or a Restricted Subsidiary primarily for the purpose of manufacturing or producing any product or performing any development work, directly or indirectly, for the Government to secure indebtedness incurred and owing to the Government for the construction, installation or purchase of such equipment, tools, machinery, land or buildings. For the purpose of this paragraph (d), “Government” means the Government of the United States and any department, agency or political subdivision thereof and the government of any foreign country with which the Company or its Subsidiaries is permitted to do business under applicable law and any department, agency or political subdivision thereof;

(e) any mortgage, pledge or other lien or encumbrance created after the date of the indenture on any property leased to or purchased by the Company or a Restricted Subsidiary after that date and securing, directly or indirectly, obligations issued by a state, a territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such property, provided that the interest paid on such obligations is entitled to be excluded from gross income of the recipient pursuant to Section 103(a)(1) of the Internal Revenue Code of 1986, as amended (or any successor to such provision), as in effect at the time of the issuance of such obligations; and

(f) any mortgage, pledge or other lien or encumbrance not otherwise permitted under this covenant; provided, the aggregate amount of indebtedness secured by all such mortgages, pledges or other liens or encumbrances does not exceed 15% of the Company’s Consolidated Net Tangible Assets as at the end of the Company’s most recently completed accounting period preceding the creation or assumption of such mortgage, pledge or other lien or encumbrance (reduced by any Attributable Debt with respect to any Sale and Leaseback Transaction permitted under paragraph (c) of, but not otherwise permitted by under, the “—Limitation on sale and leaseback transactions” covenant below).

Limitation on sale and leaseback transactions

The Company will not, and will not permit a Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property owned by the Company or such Restricted Subsidiary on the date of the indenture, unless:

(a) such Sale and Leaseback Transaction involves a lease for a term of not more than three years;

(b) such Sale and Leaseback Transaction is between the Company or such Restricted Subsidiary and a Subsidiary;

(c) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage, pledge or other lien or encumbrance on such Principal Property involved in such Sale and Leaseback Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to paragraph (f) of the “—Limitation on liens” covenant above without equally and ratably securing the notes; or

(d) the proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value thereof (as determined in good faith by the Company’s Board of Directors) and the Company applies an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Leaseback Transaction within 180 days of such sale to either (or a combination) of (i) the retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Funded Debt of the Company or a Restricted Subsidiary (other than Funded Debt that is subordinated to the notes) or (ii) the purchase, construction or development of other comparable property.

Consolidation, merger, conveyance, transfer or lease

The Company will not consolidate with or merge into any other Corporation or sell or convey its properties and assets substantially as an entirety to any person, unless:

(a) the Corporation formed by such consolidation or into which the Company is merged or the person which acquires by sale or conveyance the properties and assets of the Company substantially as an entirety (the “successor corporation”) will be a Corporation organized and existing under the laws of the United States or any state or the District of Columbia and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on the notes, and the performance of every covenant of the indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

(c) the Company has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, sale or conveyance and such supplemental indenture comply with this covenant and all other provisions of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

For purposes of this covenant, the term “sell or convey its properties and assets substantially as an entirety” means properties and assets contributing in the aggregate to at least 80% of the Company’s total consolidated revenues as reported in the Company’s last available periodic financial report (quarterly or annual, as the case may be) filed with the Commission.

Upon any consolidation with or merger into any other Corporation, or any sale or conveyance of the properties and assets of the Company substantially as an entirety in accordance this covenant, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale or conveyance is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor corporation had been named as the Company in the indenture, and thereafter the predecessor Corporation will be relieved of all obligations and covenants under the indenture and the notes.

Certain definitions

For purpose of the above covenants and “—Events of default” below, the following definitions will be applicable:

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction with respect to any Principal Property, the lesser of: (a) the fair market value of such property (as determined in good faith by the Company’s Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means, at any time, the excess over current liabilities of all assets, less goodwill, trademarks, patents, other like intangibles and the minority interests of others in Subsidiaries, of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed accounting period of the Company for which financial information is then available.

“Corporation” includes any corporation, association, company (including any joint stock company and limited liability company) and business trust.

“Principal Property” means any parcel of real property and related fixtures or improvements owned by the Company or any Restricted Subsidiary and located in the United States, the aggregate book value of which, less accumulated depreciation, on the date of determination exceeds $5 million, other than any such real property and related fixtures or improvements which, as determined in good faith by the Company’s Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means, with respect to the Company, any “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act; provided, however, that a Subsidiary will not be a Restricted Subsidiary if (a) it is principally engaged in the business of finance, banking, credit, leasing, insurance, investments, financial services or other similar operations, or any combination thereof; (b) it is principally engaged in financing the Company’s operations outside the continental United States of America; (c) substantially all of its assets consist of the capital stock of one or more of the Subsidiaries engaged in the operations described in the preceding clause (a) or (b) or any combination thereof; (d) a majority of its voting stock will at the time be owned directly or indirectly by one or more Subsidiaries which are not Restricted Subsidiaries; or (e) (i) it has issued and sold either (x) equity securities with aggregate net proceeds in excess of $10,000,000 or (y) debt securities aggregating $10,000,000 or more in principal amount, or (ii) the Company has sold equity securities of such Subsidiary with aggregate net proceeds to the Company in excess of $10,000,000; provided, however, that the securities referred to in this clause (e) were issued under a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person; provided, however, that “Sale and Leaseback Transaction” will not include such arrangements that were existing on the date of the indenture or at the time any person owning a Principal Property becomes a Restricted Subsidiary.

“Subsidiary” means any Corporation of which at least a majority of the outstanding stock (or equivalent equity interests) having by the terms thereof ordinary voting power to elect a majority of the directors (or members of equivalent governing body) of such Corporation, irrespective of whether or not, at the time, stock (or equivalent equity interests) of any other class or classes of such Corporation have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries thereof.

Events of default

“Event of Default” means, with respect to the notes, any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest upon the notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of (and premium, if any, on) the notes at their maturity;

(c) default in the performance, or breach, of any covenant or warranty of the Company in the indenture (other than any covenant or warranty a default in whose performance or whose breach is dealt with elsewhere in this “—Events of default” section or any covenant or warranty which has been included in the indenture solely for the benefit of debt securities of series other than the notes), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(d) the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(e) the commencement by the Company of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the company in furtherance of any such action.

If an Event of Default with respect to the notes at that time outstanding (other than an Event of Default specified in paragraphs (d) or (e) above) occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the notes may declare the principal amount of all the notes to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by holders), and upon any such declaration such principal amount (or specified amount), plus accrued and unpaid interest (and premium, if any) (the “Default Amount”), will become immediately due and payable. Upon payment of the Default Amount in the currency in which the notes are denominated (except as otherwise provided pursuant to the indenture), all obligations of the Company in respect of the payment of principal of the notes will terminate. Notwithstanding any other provision of this “—Events of default” section, if an Event of Default specified in paragraphs (d) or (e) above occurs, then the Default Amount on the notes then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

At any time after such a declaration of acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the outstanding notes, by written notice to the Company and the trustee, may rescind and annul such declaration and its consequences if:

(a) the Company has paid or deposited with the trustee a sum in the currency in which the notes are denominated (except as otherwise provided pursuant to the indenture) sufficient to pay: (i) all overdue installments of interest on the notes; (ii) the principal of (and premium, if any, on) the notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the notes; (iii) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on the notes; and (iv) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and any other amounts due the trustee under the indenture; provided, however, that all sums payable under this clause (iv) will be paid in Dollars; and

(b) all Events of Default with respect to the notes, other than the nonpayment of the principal of the notes which has become due solely by such declaration of acceleration, have been cured or waived as provided below.

No such rescission and waiver will affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in principal amount of the outstanding notes may on behalf of the holders of the notes waive, by notice to the trustee and the Company, any past default under the indenture with respect to the notes and its consequences, except a default:

(a) in the payment of the principal of (or premium, if any) or interest on the notes, or in the payment of any sinking fund installment or analogous obligation, if any, with respect to the notes; or

(b) in respect of a covenant or provision of the indenture which pursuant to the indenture cannot be modified or amended without the consent of each holder of the notes.

Upon any such waiver, such default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, for every purpose of the notes under the indenture, but no such waiver will extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Modification of indenture

Changes not requiring approval of holders of the notes

Without prior notice to or the consent of any holders of the notes, the Company, when authorized by a Board Resolution, and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture, in form reasonably satisfactory to the trustee, for any of the following purposes:

(a) to evidence the succession of another Corporation to the rights of the Company, and the assumption by such successor of the covenants and obligations of the Company, under the indenture and the notes;

(b) to add to the covenants of the Company for the benefit of all of the holders of the notes appertaining thereto, or to surrender any right or power conferred by the indenture upon the Company;

(c) to add any additional Events of Default;

(d) to add or change any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the issuance of the notes in bearer form, registrable or not registrable, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit the issuance of the notes in uncertificated form, provided that any such action will not adversely affect the interests of the holders of the notes in any material respect;

(e) to change or eliminate any of the provisions of the indenture, provided that any such change or elimination will become effective only when there are no notes created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(f) to secure the notes or to provide that any of the Company’s obligations under the notes or the indenture will be guaranteed;

(g) to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of the notes as described in ‘‘—Defeasance and discharge” below, provided that any such action will not adversely affect the interests of the holders of the notes in any material respect;

(h) to establish the form or terms of additional series of debt securities as permitted by the indenture;

(i) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as will be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the requirements of the indenture;

(j) to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision of the indenture, to eliminate any conflict between the terms of the indenture and the notes and the Trust Indenture Act, or to make any other provisions with respect to matters or questions arising under the indenture which will not be inconsistent with any provision of indenture; provided such other provisions will not adversely affect the interests of the holders of the notes in any material respect; or

(k) to change or modify any of the provisions of the indenture; provided that any such changes or modifications will not adversely affect the interests of the holders of the notes in any material respect.

Changes requiring approval of holders of notes

With the written consent of the holders of not less than a majority in principal amount of the notes voting separately, by act of such holders delivered to the Company and the trustee, the Company, when authorized by a Board Resolution, and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders under the indenture of the notes; provided, however, that no such supplemental indenture will, without the consent of each holder:

(a) change the stated maturity of the principal of, or installment of interest, if any, on, the notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the currency or currencies in which the principal of (and premium, if any) or interest on the notes is denominated or payable, or adversely affect the right of repayment or repurchase, if any, at the option of the holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions, if any, for the notes, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or limit the obligation of the Company to maintain a paying agency outside the United States for payment on bearer securities as provided in the indenture;

(b) reduce the percentage in principal amount of the notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults or Events of Default under the indenture and their consequences provided for in the indenture; or

(c) modify certain provisions of the indenture requiring the approval of a specified percentage of the holders of the notes, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder of the notes; provided, however, that this clause (c) will not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in the indenture, or the deletion of this proviso, in accordance with the requirements of the indenture.

It will not be necessary for any act of holders under the preceding paragraph to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such act will approve the substance thereof.

Effect of supplemental indenture

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to the notes or which modifies the rights of the holders of the notes with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of other series of debt securities. Similarly, a supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to debt securities of any other series or which modifies the rights of the holders of debt securities of any other series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of the notes.

Defeasance and discharge

At the Company’s option, either (a) the Company will be deemed to have been Discharged (as defined below) from its obligations with respect to the notes (“legal defeasance option”) or (b) the Company will cease to be under any obligation to comply with any term, provision or condition set forth in “—Covenants” above with respect to the notes (and, if so specified pursuant to the indenture, any other obligation of the Company or restrictive covenant added for the benefit of the notes) (“covenant defeasance option”) at any time after the applicable conditions set forth below have been satisfied:

(a) the Company will have deposited or caused to be deposited irrevocably with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes (i) money in an amount, or (ii) U.S. Government Obligations (as defined below) which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (ii) and (iii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the notes on the dates such installments of interest or principal and premium are due;

(b) such deposit will not cause the trustee with respect to the notes to have a conflicting interest for purposes of the Trust Indenture Act with respect to the notes;

(c) the Company delivers to the trustee an Opinion of Counsel, in form and substance reasonably satisfactory to the trustee, to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(d) the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes as contemplated under the indenture have been complied with;

(e) such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(f) if the notes are then listed on any national securities exchange, the Company will have delivered to the trustee an Opinion of Counsel and a letter or other document from such exchange to the effect that the Company’s exercise of its option under this section would not cause the notes to be delisted;

(g) no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the notes will have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under paragraphs (d) or (e) of “—Events of default” or event which with the giving of notice or lapse of time, or both, would become an Event of Default under paragraphs (d) or (e) of “—Events of default” will have occurred and be continuing on the 91st day after such date; and

(h) the Company will have delivered to the trustee an Opinion of Counsel or a ruling from the Internal Revenue Service to the effect that such deposit, defeasance or discharge will not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes.

Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under paragraphs (d) or (e) of “—Events of default” or an event which with the giving of notice or lapse of time, or both, would become an Event of Default under paragraphs (d) or (e) of “—Events of default” will have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such notes will be reinstated in full.

“Discharged” means that the Company will be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the notes and to have satisfied all the obligations under the indenture relating to the notes (and the trustee, at the expense of the Company, will have executed proper instruments acknowledging the same), except (a) the rights of holders of the notes to receive, from the trust fund described in paragraph (a) above, payment of the principal of (and premium, if any) and interest on such notes when such payments are due, (b) the Company’s obligations with respect to the notes under the indenture and (c) the rights, powers, trusts, duties and immunities of the trustee under the indenture.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b) above, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Liability for notes

No recourse may be had for the payment of the principal of (or premium, if any) or the interest on the notes against any incorporator, or against any stockholder, officer or director, as such, past, present or future, of the Company either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all as set forth in the indenture.

Book-entry procedures

We have obtained the following information concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes will be issued as a fully-registered global security which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global security through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global security directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by the global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we, in our sole discretion, determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

•	an Event of Default with respect to the notes represented by that global security has occurred and is continuing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on the notes represented by the global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the notes represented by the global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global security for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream participants,” and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Governing law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the trustee

The trustee has provided various services to us in the past and may do so in the future in the ordinary course of its regular business.

Certain United States federal income tax consequences

The following discussion is a summary of certain material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time or different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, regulated investment companies, real estate investment trusts, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, persons subject to alternative minimum tax and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to beneficial owners of the notes that acquire the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes are sold to the public for cash). Moreover, the effects of other United States federal tax laws (such as estate and gift tax laws) and any applicable state, local or non-U.S. tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code. No rulings from the IRS have been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

As used herein, “U.S. Holder” means a beneficial owner of the notes that is treated for United States federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds the notes, the tax treatment of the partnership and the partners in the partnership will generally depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of their partnership interests. In addition, all prospective investors should consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations and the application of any state, local, non-U.S. or other tax laws, including gift and estate tax laws, and any tax treaties.

U.S. Holders

Payments of interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes.

Additional payments

In certain circumstances (see “Description of notes—Optional redemption” and “Description of notes—Change of control offer”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make such payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, a U.S. Holder might be required to accrue income on the holder’s notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. We do not intend to treat the potential payment of these amounts as subjecting the notes to the contingent payment debt rules. Our determination in this respect is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event a contingency were to occur, it would affect the character, amount and timing of the income recognized by a U.S. Holder. If any additional payments are in fact made, U.S. Holders will be required to recognize such amounts as income. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

Sale or other taxable disposition of notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if, at the time of such sale, exchange, redemption, retirement or other taxable disposition, the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by an individual or other non-corporate U.S. Holder generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives principal and interest payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders (including, among others, corporations and certain tax-exempt organizations that, when required, demonstrate their exempt status) are generally not subject to information reporting or backup withholding. A U.S. Holder generally will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	in the case of interest payments, is notified by the IRS that the holder has failed properly to report payments of interest or dividends; or

•	in certain circumstances, fails to comply with applicable certification requirements.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the notes who is not a U.S. Holder or a partnership or other entity treated as a partnership for United States federal income tax purposes.

Payments of interest and additional payments

Interest paid on a note to a non-U.S. Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership; and

•	either (1) the non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder generally must properly complete IRS Form W-8BEN (or other applicable form), together with all appropriate attachments, and claim this exemption on the form. A non-U.S. Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such holder’s conduct of a United States trade or business and, if an income tax treaty applies, is attributable to a United States “permanent establishment” or, for an individual, “fixed base” (as discussed below under “Non-U.S. Holders—United States trade or business”) and the holder provides us with a properly completed IRS Form W-8ECI.

Sale or other taxable disposition of notes

A non-U.S. Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note if the gain is not effectively connected with a United States trade or business of the non-U.S. Holder or, if an income tax treaty applies, is not attributable to a United States “permanent establishment” or, for an individual, “fixed base.” However, a non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder generally would have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

United States trade or business

If interest paid on a note or gain from a disposition of a note is effectively connected with a non-U.S. Holder’s conduct of a United States trade or business (and, if an income tax treaty applies, the non-U.S. Holder maintains a United States “permanent establishment” or, for an individual, “fixed base” to which the interest or gain is attributable), the non-U.S. Holder generally will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if the non-U.S. Holder were a U.S. Holder. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. If interest income received with respect to a note is effectively connected with a United States trade or business (and, if an income tax treaty applies, is attributable to a United States “permanent establishment” or, for an individual, “fixed base”), the 30% withholding tax described above will not apply (assuming an appropriate certification is provided).

Information reporting and backup withholding

Backup withholding generally will not apply to payments of interest or principal made by us or the paying agent, in its capacity as such, to a non-U.S. Holder if the holder meets the identification and certification requirements discussed above under “Non-U.S. Holders—Payments of interest and additional payments” for exemption from United States federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition (including a redemption or retirement) of a note by a non-U.S. Holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a non-U.S. partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the non-U.S. partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its records that the non-U.S. Holder is not a “United States person” within the meaning of the Code and certain other conditions are met or the non-U.S. Holder otherwise establishes an exemption.

Payment of the proceeds from a disposition (including a redemption or retirement) of a note by a non-U.S. Holder made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. Holder establishes an exemption from information reporting and backup withholding (such as by providing an IRS Form W-8BEN).

Non-U.S. Holders should consult their tax advisors regarding application of withholding and backup withholding in their particular circumstances and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reason to know that the certification may be false. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Underwriting

We intend to offer the notes through the underwriters, for which J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives. Subject to the terms and conditions described in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

Principal amount of
Underwriter	notes

J.P. Morgan Securities Inc.	$120,000,000
Morgan Stanley & Co. Incorporated	120,000,000
Banc of America Securities LLC	18,000,000
HSBC Securities (USA) Inc.	18,000,000
BNY Mellon Capital Markets, LLC	12,000,000
Wachovia Capital Markets, LLC	12,000,000

Total	$300,000,000

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, including the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting discount, concessions and expenses

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus, and to dealers at that price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of 0.125% of the principal amount of the notes. After the initial public offering, the public offering price, underwriting discount and concessions may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not plan to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and short positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering (i.e., if they sell more notes than are on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has represented and agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Relationships with underwriters

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, the underwriters or their respective affiliates have been or are lenders under one or more of our credit facilities or are dealers for our commercial paper program. BNY Mellon Capital Markets, LLC, one of the underwriters, is an affiliate of The Bank of New York Trust Company, N.A., the trustee under the indenture governing the notes.

Validity of notes

The validity of the notes will be passed upon for us by Latham & Watkins LLP, New York, New York, and, with respect to matters of Connecticut law, by Day Pitney LLP, Hartford, Connecticut. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Joel S. Hoffman, a member of our Board of Directors, is a retired partner of Simpson Thacher & Bartlett LLP.

PROSPECTUS

HUBBELL INCORPORATED

Common Stock
Preferred Stock
Debt Securities

We may offer and sell the securities in any combination from time to time in one or more offerings. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock or our other securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” on page 6 of this prospectus, and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended). By using a shelf registration statement, we may sell any amount and combination of our common stock, preferred stock and debt securities from time to time and in one or more offerings. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information in this prospectus described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and in any term sheet we authorize. We have not authorized any other person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Hubbell,” “we,” “our” and “us” in this prospectus, we mean Hubbell Incorporated and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.hubbell.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the terms of the offered securities and related matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as “the Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 25, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on April 25, 2008.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 17, 2008.

•	Our Current Reports on Form 8-K, filed with the SEC on January 9, 2008, February 19, 2008, April 18, 2008 and May 28, 2008.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Secretary
Hubbell Incorporated
584 Derby Milford Road
Orange, Connecticut 06477-4024
(203) 799-4100

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about capital resources, performance and results of operations and are based on our reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions and economic recovery are forward looking. Forward-looking statements may be identified by the use of words, such as “believe,” “expect,” “anticipate,” “intend,” “depend,” “should,” “plan,” “estimated,” “could,” “may,” “subject to,” “continues,” “growing,” “prospective,” “forecast,” “projected,” “purport,” “might,” “if,” “contemplate,” “potential,” “pending,” “target,” “goals,” “scheduled,” “will likely be,” and similar words and phrases. Discussions of strategies, plans or intentions often contain forward-looking statements. Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include, but are not limited to:

•	changes in demand for our products, market conditions, product quality, product availability adversely affecting sales levels;

•	changes in markets or competition adversely affecting realization of price increases;

•	failure to achieve projected levels of efficiencies, cost savings and cost reduction measures, including those expected as a result of our lean initiative and strategic sourcing plans;

•	the expected benefits and the timing of other actions in connection with our enterprise-wide business system;

•	availability and costs of raw materials, purchased components, energy and freight;

•	changes in expected or future levels of operating cash flow, indebtedness and capital spending;

•	general economic and business conditions in particular industries or markets;

•	regulatory issues, changes in tax laws or changes in geographic profit mix affecting tax rates and availability of tax incentives;

•	a major disruption in one of our manufacturing or distribution facilities or headquarters, including the impact of plant consolidations and relocations;

•	changes in our relationships with, or the financial condition or performance of, key distributors and other major customers, agents or business partners;

•	impact of productivity improvements on lead times, quality and delivery of product;

•	anticipated future contributions and assumptions including changes in interest rates and plan assets with respect to pensions;

•	adjustments to product warranty accruals in response to claims incurred, historical experiences and known costs;

•	unexpected costs or charges, certain of which might be outside of our control;

•	changes in strategy, economic conditions or other conditions outside of our control affecting anticipated future global product sourcing levels;

•	ability to carry out future acquisitions and strategic investments in our core businesses and costs relating to acquisitions and acquisition integration costs;

•	future repurchases of common stock under our common stock repurchase programs;

•	changes in accounting principles, interpretations, or estimates;

•	the outcome of environmental, legal and tax contingencies or costs compared to amounts provided for such contingencies;

•	adverse changes in foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases; and

•	other matters referred to in our SEC filings.

Any such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” above. The Company disclaims any duty to update any forward-looking statement, all of which are expressly qualified by the foregoing, other than as required by law.

HUBBELL INCORPORATED

Hubbell was founded as a proprietorship in 1888 and was incorporated in Connecticut in 1905. Hubbell is primarily engaged in the design, manufacture and sale of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. Products are either sourced complete, manufactured or assembled by subsidiaries in the United States, Canada, Switzerland, Puerto Rico, Mexico, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and the People’s Republic of China, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea and the Middle East.

Hubbell is a Connecticut corporation. Our principal executive offices are located at 584 Derby Milford Road, Orange, Connecticut 06477-4024. Our main telephone number is (203) 799-4100.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for Hubbell and its consolidated subsidiaries for the periods indicated.

	Three Months Ended March 31,				Year Ended December 31,
	2008		2007		2007		2006		2005		2004		2003

Ratio of Earnings to Fixed Charges	11.4	x	11.4	x	13.4	x	11.9	x	10.1	x	8.9	x	7.2x

For purposes of calculating the above ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense (which includes interest on indebtedness and amortization of debt expense) and the portion of rents that Hubbell believes to be representative of the interest factor (one-third of rental expense).

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We may invest funds not required immediately for such purposes in short-term investment grade securities.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	common stock;

•	preferred stock; and

•	debt securities.

We will set forth in the applicable prospectus supplement a description of the debt securities, preferred stock and common stock that may be offered under this prospectus. Any common stock or preferred stock that we offer may include rights to acquire our common stock or preferred stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, New York, New York, and, with respect to matters of Connecticut law, by Day Pitney LLP, Hartford, Connecticut.

In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for us by Latham & Watkins LLP, our General Counsel or such other counsel as may be specified in a prospectus supplement. Any underwriters will be advised about issues relating to any offering by their own counsel.

EXPERTS

The financial statements incorporated in this prospectus by reference to Hubbell Incorporated’s Current Report on Form 8-K dated May 28, 2008 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hubbell Incorporated for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.